PROSPECTUS SUPPLEMENT NO. 1	Filed pursuant to Rule 424(b)(3)
(To prospectus dated May 20, 2005)	Registration No. 333-119966

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Penn Treaty American Corporation
3440 Lehigh Street
Allentown, PA 18103
(610) 965-2222

Penn Treaty American Corporation

$14,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 2, 2004
$2,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 19, 2004
$10,000,000 6¼% Convertible Subordinated Notes due 2008 issued on November 24, 2004
15,312,469 shares of Common Stock

        This Prospectus Supplement No. 1 supplements information contained in our Prospectus dated May 20, 2005 (the “Prospectus”) relating to the offering by the selling securityholders named therein of $14,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 2, 2004 (the “Series 1 Notes”), $2,000,000 6¼% Convertible Subordinated Notes due 2008 issued on February 19, 2004 (the “Series 2 Notes”) and $10,000,000 6¼% Convertible Subordinated Notes due 2008 issued on November 24, 2004 (the “Series 3 Notes” and, together with the Series 1 Notes and the Series 2 Notes, the “Notes”) of Penn Treaty American Corporation. In addition, the Prospectus relates to the offering by the selling securityholders of up to 15,212,469 shares of our common stock, par value $.10 per share, issued or issuable upon conversion of the Notes, and up to 100,000 additional shares of common stock, par value $.10 per share (collectively, the “Common Stock” and, together with the Notes, the “Securities”). This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus.

      Reverse Stock Split

        On July 8, 2005, we amended our Restated and Amended Articles of Incorporation, as amended, to implement a one-for-four reverse stock split of our shares of common stock and to reduce the number of our authorized shares of common stock from 150,000,000 to 37,500,000 and the number of our authorized shares of preferred stock from 5,000,000 to 1,250,000. The amendment to our Restated and Amended Articles of Incorporation was approved by our Board of Directors and our shareholders. As a result of the reverse stock split, shareholders of record at the close of business on July 8, 2005 became entitled to receive one share of common stock for every four shares of common stock they held and cash in lieu of any fractional shares. In addition, (i) the conversion price for all of our 6¼% Convertible Subordinated Notes due 2008, including the Notes, was increased from $1.75 per share to $7.00 per share, (ii) the exercise prices and the numbers of shares of our common stock issuable upon exercise of all of our outstanding options shall be proportionately adjusted in accordance with the terms of the plans pursuant to which they were issued and (iii) the exercise prices of all of our outstanding warrants shall be proportionately adjusted in accordance with the terms of the warrants.

The date of this Prospectus Supplement No. 1 is July 11, 2005.